SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              SCARAB SYSTEMS, INC.
              (Exact name of Registrant as specified in its charter)


                     Colorado                          84-0503749
         (State or other jurisdiction of             (IRS Employer
          incorporation or organization)          Identification No.)

          406 - 280 Nelson Street, Vancouver, British Columbia V6B 2E2 (Address of Principal Executive Offices, including Postal Code)

           Scarab Systems, Inc. 2004 Non-Qualified Stock Option Plan
                             (Full title of the plan)

                               Thomas E. Mills
                         President, CEO and Director
                             Scarab Systems, Inc.
                           406 - 280 Nelson Street
                    Vancouver, British Columbia V6B 2E2
                               (604) 688-1075
          (Name, address and telephone number of agent for service)

                       CALCULATION OF REGISTRATION FEE

                               Proposed          Proposed
Title of        Amount to be   maximum offering  maximum aggregate Amount of
securities to   registered     price per share   offering          registration fee
be registered
--------------- -------------- ----------------- ----------------- ----------------
Common Stock,   1,800,000      $0.14 (1)         $252,000 (1)      $31.93
$0.001 par
value

(1) This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the average of the high and low prices per share of the common stock reported on the OTC Bulletin Board as of February 11, 2004, a date within five business days prior to the filing of this registration statement.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Item 1.  Plan Information

Information required by Item 1 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

Item 2.  Registration Information And Employee Plan Annual Information

Information required by Item 2 is included in documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by Scarab Systems, Inc. (the "Company") with the Securities and Exchange Commission are incorporated herein by reference.

1. Annual Report of the Company on Form 10-K for the fiscal year ended March 31, 2003, as amended;

2. Quarterly Reports of the Company on Form 10-Q for the fiscal quarters ended June 30, 2003, September 30, 2003, and December 31, 2003;

3. The description of the Common Stock of the Company included in the Company's registration statement on Form S-18, as filed with the Commission on September 11, 1991, including any amendments or reports filed for the purpose of updating such description.

4.   All documents subsequently filed by the Company pursuant to Sections
13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, which documents shall be deemed incorporated by reference in this Registration Statement as a part hereof from the date of filing such documents until a post-effective amendment to this Registration Statement is filed which indicates that all shares of Common Stock being offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

     Article 7-109 of the Colorado Business Corporation Act authorizes the indemnification of directors and officers against liability incurred by reason of being a director or officer and against expenses (including attorney's fees), judgments, fines and amounts paid in settlement and reasonably incurred in connection with any action seeking to establish such liability, in the case of third-party claims, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in the case of actions by or in the right of the corporation, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and if such officer or director shall not have been adjudged liable to the corporation, unless a court otherwise determines. Indemnification is also authorized with respect to any criminal action or proceeding where the officer or director also had no reasonable cause to believe his conduct was unlawful.

     The above discussion of the Colorado Business Corporation Act is only a summary and is qualified in its entirety by the full text of the foregoing.

     Article XII of the Company's Restated Articles of Incorporation provides as follows:

Pursuant to applicable state law, including, but not limited to, section 7-3-
101.5 of the Colorado Corporation Code, each director, officer, employee, fiduciary or agent of the Corporation (and his heirs, executors and administrators) shall be indemnified by the Corporation against expenses reasonably incurred by or imposed upon him in connection with or arising out of action, suit or proceeding in which he may be involved or to which he may be made a party of by reason by his being or having been a director, officer, employee, fiduciary or agent of the Corporation, or at its request of any other corporation of which it is a shareholder or creditor and from which he is not entitled to be indemnified (whether or not he continues to be a director, officer, employee, fiduciary or agent at the time of imposing or incurring such expenses), except in respect of matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for negligence or misconduct. Subject to applicable state law, in the event of a settlement of any such action, suit or proceeding, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Corporation is advised by counsel that the person to be indemnified did not commit a breach of duty. The foregoing right of indemnification shall not be exclusive of other rights to which he may be entitled under applicable state law.


     Article VI of the Company's Bylaws provides as follows:

Section 1 - Indemnification

For purposes of Article VI, a "Proper Person" means any person (including the estate or personal representative of a director) who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of the fact that he is or was a director, officer, employee, fiduciary or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, fiduciary or agent of any foreign or domestic profit or nonprofit corporation or of any partnership, joint venture, trust, profit or nonprofit unincorporated association, limited liability company, or other enterprise or employee benefit plan. The corporation shall indemnify any Proper Person against reasonably incurred expenses (including attorneys' fees), judgments, penalties, fines (including any excise tax assessed with respect to an employee benefit plan) and amounts paid in settlement reasonably incurred by him connection with such action, suit or proceeding if it is determined by the groups set forth in Section 4 of this Article that he conducted himself in good faith and that he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation's best interests, or (ii) in all other cases (except criminal cases), that his conduct was at least not opposed to the corporation's best interests, or (iii) in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful. Official capacity means, when used with respect to a director, the office of director and, when used with respect to any other Proper Person, the office in a corporation held by the officer or the employment, fiduciary or agency relationship undertaken by the employee, fiduciary, or agent on behalf of the corporation. Official capacity does not include service for any other domestic or foreign corporation or other person or employee benefit plan.

A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in or beneficiaries of the plan is conduct that satisfies the requirements in (ii) of this Section 1. A director's conduct with respect to an employee benefit plan for a purpose that the director did not reasonably believe to be in the interests of the participants in or beneficiaries of the plan shall be deemed not to satisfy the requirement of this section that he conduct himself in good faith.

No indemnification shall be made under this Article VI to a Proper Person with respect to any claim, issue or matter in connection with a proceeding by or in the right of a corporation in which the Proper Person was adjudged liable to the corporation or in connection with any proceeding charging that the Proper Person derived an improper personal benefit, whether or not involving action in an official capacity, in which he was adjudged liable on the basis that he derived an improper personal benefit. Further, indemnification under this Section in connection with a proceeding brought by or in the right of the corporation shall be limited to reasonable expenses, including attorneys' fees, incurred in connection with the proceeding.

Section 2 - Right To Indemnification

The corporation shall indemnify any Proper Person who was wholly successful, on the merits or otherwise, in defense of any action, suit, or proceeding as to which he was entitled to indemnification under Section 1 of this Article VI against expenses (including attorneys' fees) reasonably incurred by him in connection with the proceeding without the necessity of any action by the corporation other than the determination in good faith that the defense has been wholly successful.

Section 3 - Effect of Termination of Action

The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person seeking indemnification did not meet the standards of conduct described in Section 1 of this Article VI. Entry of a judgment by consent as part of a settlement shall not be deemed an adjudication of liability, as described in Section 2 of this Article VI.

Section 4 - Groups Authorized To Make Indemnification Determination

Except where there is a right to indemnification as set forth in Sections 1 or 2 of this Article or where indemnification is ordered by a court in Section 5, any indemnification shall be made by the corporation only as determined in the specific case by a proper group that indemnification of the Proper Person is permissible under the circumstances because he has met the applicable standards of conduct set forth in Section 1 of this Article. This determination shall be made by the board of directors by a majority vote of those present at a meeting at which a quorum is present, which quorum shall consist of directors not parties to the proceeding ("Quorum"). If a Quorum cannot be obtained, the determination shall be made by a majority vote of a committee of the board of directors designated by the board, which committee shall consist of two or more directors not parties to the proceeding, except that directors who are parties to the proceeding may participate in the designation of directors for the committee. If a Quorum of the board of directors cannot be obtained and the committee cannot be established, or even if a Quorum is obtained or the committee is designated and a majority of the directors constituting such Quorum or committee so directs, the determination shall be made by (i) independent legal counsel selected by a vote of the board of directors or the committee in the manner specified in this Section 4 or, if a Quorum of the full board of directors cannot be obtained and a committee cannot be established, by independent legal counsel selected by a majority vote of the full board (including directors who are parties to the action) or (ii) a vote of the shareholders.

Authorization of indemnification and advance of expenses shall be made in the same manner as the determination that indemnification or advance of expenses is permissible except that, if the determination that indemnification or advance of expenses is permissible is made by independent legal counsel, authorization of indemnification and advance of expenses shall be made by the body that selected such counsel.

Section 5 - Court-Ordered Indemnification

Any Proper Person may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction for mandatory indemnification under Section 2 of this Article, including indemnification for reasonable expenses incurred to obtain court-ordered indemnification. If a court determines that the Proper Person is entitled to indemnification under Section 2 of this Article, the court shall order indemnification, including the Proper Person's reasonable expenses incurred to obtain court-ordered indemnification. If the court determines that such Proper Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standards of conduct set forth in Section 1 of this Article or was adjudged liable in the proceeding, the court may order such indemnification as the court deems proper except that if the Proper Person has been adjudged liable, indemnification shall be limited to reasonable expenses incurred in connection with the proceeding and reasonable expenses incurred to obtain court-ordered indemnification.

Section 6 - Advance of Expenses

Reasonable expenses (including attorneys' fees) incurred in defending an action, suit or proceeding as described in Section 1 may be paid by the corporation to any Proper Person in advance of the final disposition of such action, suit or proceeding upon receipt of (i) a written affirmation of such Proper Person's good faith belief that he has met the standards of conduct prescribed by Section 1 of this Article VI, (ii) a written undertaking, executed personally or on the Proper Person's behalf, to repay such advances if it is ultimately determined that he did not meet the prescribed standards of conduct (the undertaking shall be an unlimited general obligation of the Proper Person but need not be secured and may be accepted without reference to financial ability to make repayment), and (iii) a determination is made by the proper group (as described in Section 4 of this Article VI) that the facts as then known to the group would not preclude indemnification. Determination and authorization of payments shall be made in the same manner specified in Section 4 of this Article VI.

Section 7 - Additional Indemnification To Certain Persons Other Than Directors

In addition to the indemnification provided to officers, employees, fiduciaries or agents because of their status as Proper Persons under this Article, the corporation may also indemnify and advance expenses to them if they are not directors of the corporation to a greater extent than is provided in these bylaws, if not inconsistent with public policy, and if provided for by general or specific action of its board of directors or shareholders or by contract.

Section 8 - Witness Expenses

The sections of this Article VI do not limit the corporation's authority to pay or reimburse expenses incurred by a director in connection with an appearance as a witness in a proceeding at a time when he has not been made a named defendant or respondent in the proceeding.

Section 9 - Report To Shareholders

Any indemnification of or advance of expenses to a director in accordance with this Article VI, if arising out of a proceeding by or on behalf of the corporation, shall be reported in writing to the shareholders with or before the notice of the next shareholders' meeting. If the next shareholder action is taken without a meeting at the instigation of the board of directors, such notice shall be given to the shareholders at or before the time the first shareholder signs a writing consenting to such action.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

(a) The following exhibits are filed as part of this registration statement pursuant to Item 601 of the Regulation S-K and are specifically incorporated herein by this reference:

Exhibit No.   Title
------------  ------------------------------------------------------------------
5.1           Legal opinion of Law Office of Reed & Reed, P.C.
23.1          Consent of Moore Stephen Ellis Foster Ltd., Chartered Accountants
23.2          Consent of Law Office of Reed & Reed, P.C.
              (contained in Exhibit 5.1)
99.1          Scarab Systems, Inc. 2004 Non-Qualified Stock Option Plan



Item 9.  Undertakings.

1.    The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in Vancouver, British Columbia, on February 16, 2004.

SCARAB SYSTEMS, INC.


                                  /s/ Thomas E. Mills
                                  Thomas E. Mills
                                  President & Chief Executive Officer



                                  /s/ John Allen
                                  John Allen
                                  Chief Financial Officer






Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures   Title   Date

/s/ Thomas E. Mills
      President, Chief Executive Officer   February 16, 2004
Thomas E. Mills      & Director

/s/ Lou Hilford
      Chief Operating Officer & Director   February 16, 2004
Lou Hilford